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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO._____)*

                         CHARLOTTE RUSSE HOLDING, INC.
                         -----------------------------
                               (NAME OF ISSUER)

                      COMMON STOCK, $.01 PAR VALUE PER SHARE
                      --------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    161048
                                --------------
                                (CUSIP NUMBER)

/ /  Rule 13d-1(b)

/ /  Rule 13d-1(c)

/X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Cusip No. 161048

-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Bernard Zeichner

-------------------------------------------------------------------------------
 (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [ ]
-------------------------------------------------------------------------------
 (3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America


Number of Shares           (5)      Sole Voting Power
Beneficially
Owned by                            1,372,772

Each Reporting                      -------------------------------------
Person With:               (6)      Shared Voting Power

                                    0

                                    --------------------------------------
                           (7)      Sole Dispositive Power

                                    1,372,772

                                    --------------------------------------
                           (8)      Shared Dispositive Power

                                    0

--------------------------------------------------------------------------------
(9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,372,772

--------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                / /
--------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.6%

--------------------------------------------------------------------------------
(12)      TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------



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  CUSIP NO. 161048                                       13G

- ------------------------------------------------------------------------------

Item 1(a)      Name of Issuer:

               Charlotte Russe Holding, Inc.

               -----------------------------------------------------------------

Item 1(b)      Address Of Issuer's Principal Executive Offices:

               4645 Morena Boulevard,
               San Diego, California 92117

               -----------------------------------------------------------------
Item 2(a)      Name of Person Filing:

               Bernard Zeichner

               -----------------------------------------------------------------

Item 2(b)      Address Of Principal Business Office Or, If None, Residence:

               4645 Morena Boulevard,
               San Diego, California 92117

               -----------------------------------------------------------------

Item 2(c)      Citizenship:

               United States of America

               ---------------------------------------------------

Item 2(d)      Title of Class Of Securities:

               This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

               ---------------------------------------------------

Item 2(e)      CUSIP Number:

               161048
               --------------------

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               Not Applicable

Item 4         Ownership:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:

         1,372,772
         ---------------------------------------


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(b)      Percent of class:

         6.6%
         ----------------------------------

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote

                  1,372,772

                  ------------------------------------------------

         (ii)     Shared power to vote or to direct the vote

                  -0-

                  ------------------------------------------------

         (iii)    Sole power to dispose or to direct the disposition of

                  1,372,772

                  ------------------------------------------------

         (iv)     Shared power to dispose or to direct the disposition of

                  -0-

                  --------------------------------------------------------------


Item 5    Ownership  Of Five Percent Or Less Of A Class:

                  Not Applicable.

Item 6    Ownership Of More Than Five Percent On Behalf Of Another Person:

                  Not Applicable.

Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Company:

                  Not Applicable.

Item 8    Identification And Classification Of Members Of The Group:

                  Not Applicable.

Item 9    Notice Of Dissolution Of Group:

                  Not Applicable.

Item 10   Certification:

                  Not Applicable.


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                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                                     /s/ Bernard Zeichner
                                                     --------------------------
                                                     Bernard Zeichner